Exhibit 10.17

DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT

THIS DEVELOPMENT AND MANUFACTURING SERVICES AGREEMENT is made and entered into as of August 17, 2011 (the “Effective Date”) by and between Anterios, Inc., a Delaware corporation having an address at 142 West 57th (Suite 4A), New York, NY 10019, (“Anterios”) and QuaDPharma, a New York corporation having an address at 11342 Main St., Clarence, New York, 14031 (“Manufacturer”).

RECITALS:

WHEREAS, Anterios desires to engage Manufacturer to perform certain Development or Manufacturing Services (as those terms are defined below), on the terms and conditions set forth below, and Manufacturer desires to perform such Services for Anterios.

AGREEMENT:

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants of the parties set forth in this Agreement, the parties hereto agree as follows:

1.             Definitions. Unless this Agreement expressly provides to the contrary, the following terms, whether used in the singular or plural, have the respective meanings set forth below:

1.1          “Affiliate” means, with respect to a party, any person or entity which controls, is controlled by or is under common control with such party. As used in this Section, “control” means (a) in the case of corporate entities, direct or indirect ownership of at least fifty percent (50%) of the stock or shares having the right to vote for the election of directors, and (b) in the case of non-corporate entities, the direct or indirect power to manage, direct or cause the direction of the management and policies of the non-corporate entity or the power to elect at least fifty percent (50%) of the members of the governing body of such non-corporate entity.

1.2          “Agreement” means this Development and Manufacturing Services Agreement, together with all Appendices attached hereto, as amended from time to time by the parties in accordance with Section 15.6, and all fully signed Work Orders entered into by the parties.

1.3         “Anterios Indemnitee” has the meaning set forth in Section 12.1.

1.4          “Anterios Equipment” means the Equipment, if any, identified on the applicable Work Order as being provided by Anterios or purchased or otherwise acquired by Manufacturer at Anterios’ expense.

Confidential to Anterios, Inc.

1.5          “Anterios Materials” means the materials, and any intermediates or derivatives thereof, identified in the applicable Work Order as being provided by Anterios including labels (if any) for Product.

1.6          “Anterios Technology” means (a) Anterios Materials, (b) Product and any intermediates or derivatives thereof, (c) Specifications and (d) the Technology of Anterios owned, developed or obtained by or on behalf of Anterios prior to the Effective Date, (e) the Technology developed or obtained by or on behalf of Anterios by Manufacturer under this Agreement that is not Manufacturer Technology, or (f) the Technology developed or obtained by or on behalf of Anterios independent of this Agreement and without reliance upon the Confidential Information of Manufacturer.

1.7          “API/Drug Substance” means the active pharmaceutical ingredient identified on the applicable Work Order or any intermediate or component of such active pharmaceutical ingredient.

1.8          “Applicable Law” means all applicable ordinances, rules, regulations, laws, guidelines, guidances, requirements and court orders of any kind whatsoever of any Authority, as amended from time to time, including without limitation, cGMP (if applicable).

1.9          “Authority” means any United States, Canada, and/or European Union government regulatory authority responsible for granting approvals for the performance of Services under this Agreement or for issuing regulations governing the Manufacture and/or Development of Product, including, without limitation, the FDA.

1.10        “Batch” means a specific quantity of Product that is intended to be of uniform character and quality, manufactured according to the Specifications (hereinafter defined), and is produced during the same cycle of Manufacture as defined by the applicable Batch record.

1.11        “Batch Documentation” has the meaning set forth in Section 6.2.

1.12        “Certificate of Analysis” means a document, signed by an authorized representative of Manufacturer, describing Specifications for, and testing methods applied to, Product, and the results thereof.

1.13        “Certificate of Compliance” means a document, signed by an authorized representative of Manufacturer, certifying that a particular Batch was Manufactured in accordance with cGMP (if applicable), all other Applicable Law, and the Specifications.

1.14        “cGMP” means current good manufacturing practices and regulations applicable to the Manufacture of Product that are promulgated by any Authority as may be amended or supplemented from time to time; if in the United States, then cGMP shall include, without limitation, the Current Good Manufacturing Practices set forth in 21 C.F.R. 210 and 21 C.F.R. 211 and relevant FDA guidance documents; and if in the

European Union, then cGMP shall include, without limitation, the European Community Directive 91/356/EEC, Directive 2001/20/EC, Directive 2001/83/EC and all relevant implementations of such directives and relevant guidelines including the EC Guidelines, as may be amended or supplemented from time to time In the event of any conflict among Applicable Laws pertaining to the Manufacture of Product, cGMP as specified in the United States Code of Federal Regulations will be applied unless the Parties agree otherwise in writing.

1.15        “Change Order” has the meaning set forth in Section 5.3.

1.16        “Confidential Information” has the meaning set forth in Section 10.

1.17        “Develop” or “Development” means the studies and other activities conducted by Manufacturer under this Agreement to develop all or any part of a Manufacturing Process including, without limitation, analytical tests and methods, formulations and dosage forms.

1.18        “Equipment” means any equipment or machinery, including Anterios Equipment, used by Manufacturer in the Development and/or Manufacturing of Product, or the holding, processing, testing, or release of Product.

1.19        “Facility” means the facilities of Manufacturer identified in the applicable Work Order.

1.20        “FDA” means the United States Food and Drug Administration, and any successor agency having substantially the same functions.

1.21        “FDCA” means the United States Federal Food, Drug and Cosmetic Act, 21 U.S.C. §321 et seq., as amended from time to time.

1.22          “force majeure” has the meaning set forth in Section 15.2.

1.23        “Improvements” means all Technology and discoveries, inventions, developments, modifications, innovations, updates, enhancements, improvements, writings or rights (whether or not protectable under patent, trademark, copyright or similar laws) that are conceived, discovered, invented, developed, created, made or reduced to practice in the performance of Services under this Agreement. For the avoidance of doubt, Improvements does not include Manufacturer Technology and any Improvements to Manufacturer Technology.

1.24        “Investigation” shall mean a detailed and thorough review of any atypical Manufacturing outcome or out of specification (00S) test result (or any other matter requiring review pursuant to the terms of this Agreement) that is documented in a written report and approved at a senior management level of Anterios and Manufacturer. Each such written report shall include, without limitation, a detailed description of the atypical event, deviation or other matter, all steps taken to review such atypical event, deviation or other matter, a root cause analysis, identification of other lots of Product affected, if any, the proposed andlor taken corrective actions with applicable timelines and a recommendation for permanent correction.

1.25        “Improvements to Manufacturer Technology” means Improvements which are directed to the Manufacturer Technology, which are developed solely by Manufacturer, and which are not specific to any API/Drug Substance, Product or derivative thereof, and which do not require use of Confidential Information of Anterios.

1.26        “IND” means an Investigational New Drug application filed with the FDA in accordance with Applicable Law.

1.27        “Manufacture” and “Manufacturing” means any steps, processes and activities necessary to produce Product, including without limitation, the manufacturing, processing, packaging, labeling, quality control testing, release, storage or supply of Product.

1.28        “Manufacturer Indemnitee” has the meaning set forth in Section 12.2.

1.29        “Manufacturer Technology” means the Technology of Manufacturer (a) existing prior to the Effective Date, or (b) developed or obtained by or on behalf of Manufacturer independent of this Agreement and without reliance upon Confidential Information of Anterios.

1.30        “Manufacturing Process” means any and all processes (or any step in any process) used or planned to be used by Manufacturer to Manufacture Product, as evidenced in the Batch Documentation or master Batch Documentation.

1.31              “Product” means any drug product comprised of APUDrug Substance, and any intermediate or component of the foregoing, in each case as specified in the applicable Work Order, including, if applicable, bulk packaging and/or labeling as provided in such Work Order, manufactured and/or packaged according to the Specifications (hereinafter defined).

1.32        “Quality Agreement” has the meaning set forth in Section 2.2.

1.33        “Records” has the meaning set forth in Section 5.4(a).

1.34        “Representative” has the meaning set forth in Section 3.1.

1.35        “Reprocess” and “Reprocessing” means introducing a Product back into the process and repeating appropriate manipulation steps that are part of the established Manufacturing Process. Continuation of a process step after an in-process control test show the process to be incomplete is not considered reprocessing.

1.36        “Rework” and “Reworking” means subjecting a Product to one or more processing steps that are different from the established Manufacturing Process.

1.37        “Services” means the Development, Manufacturing and/or other services described in a Work Order entered into by the parties.

1.38        “Specifications” means the list of tests, references to any analytical procedures and appropriate acceptance criteria which are numerical limits, ranges or other criteria for tests described in order to establish a set of criteria to which Product at any stage of Manufacture should conform to be considered acceptable for its intended use that are provided by or approved by Anterios, as such specifications are amended or supplemented from time to time by Anterios in writing.

1.39        “Technology” means all methods, techniques, trade secrets, copyrights, know-how, data, documentation, regulatory submissions, specifications and other intellectual property of any kind (whether or not protectable under patent, trademark, copyright or similar laws).

1.40        “Work Order” shall mean that document attached hereto at Appendix B  for a given project under which Manufacturer agrees to perform Services for such project pursuant to this Agreement. Each Work Order shall be agreed upon by the parties on a project-by-project basis as set forth in Section 2.1 and attached to and made a part of this Agreement.

2.            Engagement of Manufacturer.

2.1          Services and Work Orders. From time to time, Anterios may wish to engage Manufacturer to perform Services for Anterios. Such Services will be set forth in a Work Order. Each Work Order will be appended to this Agreement and will set forth the material terms for the project, and may include the scope of work, specified Services, Specifications, deliverables, timelines, milestones (if any), quantity, budget, payment schedule and such other details and special arrangements as are agreed to by the parties with respect to the activities to be performed under such Work Order. No Work Order will be effective unless and until it has been agreed to and signed by authorized representatives of both parties. Documents relating to the relevant project, including without limitation Specifications, timelines, Gantt charts, proposals, quotations and any other relevant documentation, will be attachments to the applicable Work Order and incorporated in the Work Order by reference. Each fully signed Work Order will be subject to the terms of this Agreement and will be incorporated herein and form part of this Agreement. Manufacturer will perform the Services specified in each fully signed Work Order, as amended by any applicable Change Order(s), and in accordance with the terms and conditions of such Work Order and this Agreement. Notwithstanding the foregoing, nothing in this Agreement will obligate either party to enter into any Work Order under this Agreement. The parties acknowledge that, although time is of the essence in this Agreement, the timing and results of the Services cannot be guaranteed and hereby agree that immaterial deviations shall not be deemed a breach of this Agreement.

2.2          Quality Agreement. The parties will also agree upon a Quality Agreement containing quality assurance provisions for the method transfer, analytical work, and Manufacture of Product (“Quality Agreement”), which agreement is attached as Appendix A and is applicable to all Work Orders agreed upon between the parties. It is understood that the Quality Agreement may be amended from time to time by mutual written agreement of the parties. The most current mutually agreed upon Quality Agreement will apply to activities as they are performed.

2.3 Service Standard. Manufacturer will provide the Services with due care and diligence, and in accordance with (i) this Agreement (including but not limited to all Work Orders entered into hereunder and the Specifications); (ii) Applicable Law (including but not limited to cGMP); (iii) the Quality Agreement; and (iv) the then-prevailing accepted industry standards.

2.4          Conflict Between Documents. If there is any conflict, discrepancy, or inconsistency between the terms of this Agreement and any Work Order, Quality Agreement, purchase order, or other form used by the parties, the terms of this Agreement will control.

3.            Project Performance.

3.1          Representatives. Each party will appoint a representative having primary responsibility for day-to-day interactions with the other party for the Services (each, a “Representative”), who will be identified in the applicable Work Order. Each party may change its Representative by providing written notice to the other party in accordance with Section 15.3; provided that Manufacturer will use reasonable efforts to provide Anterios with at least [*] prior written notice of any change in its Representative for the Services. Except for notices or communications required or permitted under this Agreement, which will be subject to Section 15.3, or unless otherwise mutually agreed by the parties in writing, all communications between Manufacturer and Anterios regarding the conduct of the Services pursuant to such Work Order will be addressed to or routed directly through the parties’ respective Representatives. In addition to the primary representative, Anterios’ QA representative or designee may communicate directly with Manufacturer’s QA group regarding quality issues provided however, that each Representative is copied on or present during, all communications.

3.2          Communications. The parties will hold project team meetings via teleconference or in person, on a weekly basis unless such time frequency is changed by mutual written agreement. Manufacturer will make written reports to Anterios as specified in the applicable Work Order. Anterios’ QA representative or designee may communicate directly with Manufacturer’s QA group regarding quality issues on an as-needed basis.

3.3          Timelines.  As part of each Work Order, a project plan, including timelines for milestone initiation and completion of activities, will be provided by Manufacturer and agreed to by both parties. Manufacturer will use commercially reasonable efforts to complete tasks within the agreed upon timeline.

3.4          Subcontracting. Manufacturer may not subcontract with any third party to perform any of its obligations under this Agreement without the prior written consent of Anterios and such consent may be given by specification in an agreed upon Work Order. Manufacturer will be solely responsible for the performance of any permitted subcontractor, and for costs, expenses, damages, or losses of any nature arising out of such performance as if such performance had been provided by Manufacturer itself under this Agreement unless such subcontractor is designated by Anterios. Manufacturer will cause any such permitted subcontractor to be bound by, and to comply with, the terms of this Agreement, as applicable, including without limitation, all confidentiality, quality assurance, regulatory and other obligations and requirements of Manufacturer set forth in this Agreement.

3.5          Duty to Notify. If Manufacturer, at any time during the term of this Agreement, has reason to believe that it will be unable to perform or complete the Services, Manufacturer will promptly notify Anterios thereof. Compliance by
Manufacturer with this Section 3.5 will not relieve Manufacturer of any other obligation or liability under this Agreement.

4.            Materials and Equipment.

4.1          Supply of Materials. Unless the parties otherwise agree in a Work Order, Manufacturer will supply at Anterios cost and expense including any mutually agreed upon administration fees, in accordance with the relevant approved raw material specifications, all materials to be used by Manufacturer in the performance of Services under a Work Order other than the Anterios Materials specified in such Work Order. Anterios or its designees will provide Manufacturer with the Anterios Materials. Manufacturer agrees (a) to account for all Anterios Materials, (b) to provide Anterios with standard inventory reports upon reasonable request and to notify Anterios when the amount of Anterios Materials in Manufacturer’s possession reaches the minimum quantity of material as agreed upon by both Parties in the relevant Work Order, (c) not to provide Anterios Materials to any third party without the express prior written consent of Anterios, (d) not to use Anterios Materials for any purpose other than conducting the Services, including, without limitation, not to analyze, characterize, modify or reverse engineer any Anterios Materials or take any action to determine the structure or composition of any Anterios Materials unless required pursuant to a signed Work Order, and (e) to destroy or return to Anterios all unused quantities of Anterios Materials according to Anterios’ written directions. Anterios will advise Manufacturer if Anterios Materials are known or suspected to contain hazardous substances; Material Safety Data Sheets or equivalents for such materials will be provided by Anterios.

4.2          Ownership of Materials. Anterios will at all times retain title to and ownership of, and, at Anterios’ option, insure against risks to, the Anterios Materials, Product, any intermediates (and components thereof), and any work in process at each and every stage of the Manufacturing Process. Manufacturer will provide within the Facility an area or areas where the Anterios Materials, Product, any intermediates (and components thereof), and any work in process are segregated and stored in accordance with the Specifications and cGMP (if applicable), and in such a way as to be able at all times to clearly distinguish such materials from products and materials belonging to Manufacturer, or held by it for a third party’s account. Manufacturer will at all times take such measures as are required to protect the Anterios Materials, Product, any intermediates (and components thereof), and any work in process from risk of loss or damage at all stages of the Manufacturing Process, provided, however, that Manufacturer shall not be required to obtain any insurance specific to Anterios Materials, Product, any intermediates (or components thereof) or any work in process. Manufacturer will ensure that Anterios Materials, Product, any intermediates (and components thereof), and any work in process are free and clear of any liens or encumbrances. Manufacturer will immediately notify Anterios if at any time it believes any Product or Anterios Materials have been damaged, lost or stolen. Notwithstanding any provision of this Agreement to the contrary, in the event that any Anterios Materials, Product and intermediates (and components thereof), and/or any work in process is destroyed, damaged or lost prior to delivery to Anterios in accordance with Section 7 of this Agreement, Manufacturer’s sole liability, if any, shall be limited to reimbursing, recompensing or indemnifying Anterios for an amount equal to the cost to Anterios of Manufacturer’s Services that were performed in connection with such destroyed, damaged or lost Anterios Materials, Product, intermediates (and components thereof) or work in process.

4.3          Supply of Equipment. Unless otherwise agreed in a Work Order, Manufacturer will supply all Equipment necessary to perform the Services, except that Anterios will supply the Anterios Equipment, if any. The Anterios Equipment will not be used by Manufacturer except in performance of Services under the applicable Work Order unless agreed to in writing in advance. Title to the Anterios Equipment will remain with Anterios and Anterios will maintain insurance, at its sole risk and expense, against risk of damage to or loss of the Anterios Equipment; provided however, Manufacturer shall reimburse Anterios for any damage or loss of the Anterios Equipment that results from Manufacturer’s gross negligence, willful misconduct or breach of this Agreement. Manufacturer will ensure that the Anterios Equipment is properly labeled as Anterios property and remains free and clear of any liens or encumbrances. At Anterios’ written request, the Anterios Equipment will be returned to Anterios, or to Anterios’ designee. Manufacturer will be responsible, at its own cost to a maximum of [*] United States dollars [*], for routine maintenance of the Anterios Equipment. All routine maintenance costs exceeding  [*] and all non-routine maintenance (other than that required due to Manufacturer’s gross negligence, willful misconduct or breach of this Agreement) will be at Anterios’ expense. To the extent Anterios provides spare parts for the Anterios Equipment, such spare parts will remain the property of Anterios and will be used by Manufacturer only for maintenance of the Anterios Equipment. Manufacturer will immediately notify Anterios if at any time it believes any Anterios Equipment has been damaged, lost or stolen.

5.             Development and Manufacture of Product.

5.1          Resources; Applicable Law.  Manufacturer will comply with all Applicable Law in performing Services.

5.2          Facility.

(a)           Performance of Services. Manufacturer will perform all Services at the Facility, provide all staff with the appropriate and documented levels of training necessary to perform the Services in accordance with the terms of the applicable Work Order and this Agreement, and hold at such Facility all Equipment, Anterios Equipment, Anterios Materials and other items used in the Services. Manufacturer will not change the location of such Facility or use any additional facility for the performance of Services under this Agreement without at least  [*] prior written notice to, and prior written consent from, Anterios, which consent will not be unreasonably withheld or delayed (it being understood and agreed that Anterios may withhold consent pending satisfactory completion of a quality assurance audit and/or regulatory impact assessment of the new location or additional facility, as the case may be). Except to the extent otherwise provided in this Agreement, Manufacturer will maintain, at its own expense, the Facility and all Equipment required for the Manufacture of Product in a state of repair and operating efficiency consistent with the requirements of the cGMP (if applicable) and all Applicable Law.

(b)           Validation. Manufacturer will be responsible for performing all validation of the Facility, Equipment and cleaning and maintenance processes employed in the Manufacturing Process in accordance with cGMP, Manufacturer’s SOPs, the applicable Quality Agreement, and Applicable Law. Manufacturer will also be responsible for ensuring that all such validated processes are carried out in accordance with cGMPs, approved batch records, and Manufacturer’s controlling SOP’s. Notwithstanding anything in this Agreement to the contrary, Anterios is responsible for establishing the standards for Manufacturing, packaging and test method validation and any and all Manufacturing, packaging and test method validation shall be at Anterios’ sole cost and expense.

(c)           Licenses and Permits. Manufacturer will be responsible for obtaining, at its expense, any permits, and any United States, Canada and/or European Union regulatory and government approvals with respect to the operation of its Facility and its Equipment, necessary for the performance of Services by Manufacturer under this Agreement. At Anterios’ request, Manufacturer will provide Anterios with copies of all such approvals and submissions to Authorities, and Anterios will have the right to use any and all information contained in such approvals or submissions in connection with regulatory approval and/or commercial development of Product.

(d)                                 Drug Master Files. In the case of drug master files containing proprietary company information, Manufacturer will provide Anterios with the necessary information on its Facility and/or its Equipment for regulatory submissions and will grant Anterios approval to reference such information as Anterios deems necessary.

(e)                                  Access to Facility. Manufacturer will permit Anterios or its duly authorized representatives to observe and consult with Manufacturer during the performance of Services under this Agreement, including without limitation the Manufacturing of any Batch of Product. Manufacturer also agrees that Anterios and its duly authorized agents will have reasonable access, during operational hours and during active Manufacturing, to inspect the Facility and Manufacturing Process to ascertain compliance by Manufacturer with the terms of this Agreement, including, without limitation, inspection of (i) the Equipment and materials used in the performance of Services, (ii) the holding facilities for such materials and Equipment, and (iii) all Records relating to such Services and the Facility. Anterios will also have the right, at its expense, to conduct a reasonable number of “mock” pre-approval audits upon reasonable notice to Manufacturer, and Manufacturer agrees to cooperate with Anterios in such “mock audits.” It is understood by Anterios that all Anterios’ or its duly authorized representatives will be accompanied at all times by Manufacturer’s employees and Anterios will not have access to products or documents that are the property of any third party.

5.3                               Changes to Work Orders, Manufacturing Process and Specifications.

(a)                                 Changes to Work Orders. If the scope of work of a Work Order changes, then the applicable Work Order may be amended as provided in this Section 5.3(a). If a required modification to a Work Order is identified by Anterios, or by Manufacturer, the identifying party will notify the other party in writing as soon as reasonably possible. Manufacturer will provide Anterios with a Change Order containing a description of the required modifications and their effect on the scope, fees and timelines specified in the Work Order (“Change Order”) and will use reasonable efforts to do so within  [*] of receiving or providing such notice, as the case may be. No Change Order will be effective unless and until it has been signed by authorized representatives of both parties. If Anterios does not approve such Change Order, and has not terminated the Work Order, but requests the Work Order to be amended to take into account the modification, then the parties will use reasonable efforts to agree on a Change Order that is mutually acceptable. If practicable, Manufacturer will continue to work on the existing Work Order during any such negotiations, provided such efforts would facilitate the completion of the work envisioned in the proposed Change Order, but will not commence work in accordance with the Change Order until it is authorized in writing by Anterios.

(b)                                 Process/Specifications Changes. Any change or modification to the Manufacturing Process or Specifications for any Product must be approved in advance by Anterios and will be made in accordance with the change control provisions of the applicable Quality Agreement.

5.4                            Record and Sample Retention.

(a)                                 Records. Manufacturer will keep complete and accurate records (including without limitation reports, accounts, notes, data, and records of all information and results obtained from performance of Services) of all work done by it under this Agreement, in form and substance as specified in the applicable Work Order, the applicable Quality Agreement, and this Agreement (collectively, the “Records”). All such Records will be the property of Anterios, provided, however, that Manufacturer shall be entitled to obtain copies and/or ownership, if necessary, of any Records required by Manufacturer to establish or maintain its rights to Manufacturer Technology or Improvements to Manufacturer Technology. Manufacturer will not transfer, deliver or otherwise provide any such Records to any party other than Anterios, without the prior written approval of Anterios. Records will be available at reasonable times for inspection, examination and copying by or on behalf of Anterios. All original Records of the Development and Manufacture of Product under this Agreement will be retained and archived by Manufacturer in accordance with cGMP (if applicable) and Applicable Law, but in no case for less than a period of  [*] following completion of the applicable Work Order. Upon Anterios’ request and at Anterios’ expense, Manufacturer will promptly provide Anterios with copies of such Records.  [*] after completion of a Work Order, all of the aforementioned records will be sent to Anterios or Anterios’ designee; provided, however, that Anterios may elect to have such records retained in Manufacturer’s archives for an additional period of time at a reasonable charge to Anterios.

(b)                                 Sample Retention. Manufacturer will take and retain under suitable storage conditions, for such period and in such quantities as may be required by cGMP (if applicable) and the applicable Quality Agreement, samples of Product from the Manufacturing Process produced under this Agreement. Further, Manufacturer will submit such samples to Anterios, upon Anterios’ written request. In any event, Manufacturer will retain samples for at least  [*] following completion of Services under a Work Order, with the exception of bioanalytical samples which will be retained for at least [*] following analysis.

5.5                            Regulatory Matters.

(a)                                 Regulatory Approvals. Anterios will be responsible for obtaining, at its expense, all regulatory and governmental approvals and permits necessary for Anterios’ use of any Product Developed and/or Manufactured under this Agreement, including, without limitation, IND submissions and any analogous submissions filed with the appropriate Authority of a country other than the United States. Manufacturer will be responsible for providing Anterios with all supporting data and information relating to the Development and/or Manufacture of Product necessary for obtaining such approvals, including, without limitation, all Records, raw data, reports, authorizations, certificates, methodologies, Batch Documentation, raw material specifications, SOPs, standard test methods, Certificates of Analysis, Certificates of Compliance and other documentation in the possession or under the control of Manufacturer relating to the Development and Manufacture of Product (or any component thereof).

(b)                           Regulatory Inspections. To the extent it relates in any material way to any Product, Manufacturer will permit Anterios or its agents to be present and participate in any visit or inspection by any Authority of the Facility or the Manufacturing Process. Manufacturer will give as much advance notice as possible to Anterios of any such scheduled visit or inspection and shall notify Anterios of all unscheduled visits or inspections as set forth in the Quality Agreement. Manufacturer will provide to Anterios a copy of any report or other written communication received from such Authority in connection with such visit or inspection, and any written communication received from any Authority relating to any Product, the Facility (if it relates to or affects the Development and/or Manufacture of Product) or the Manufacturing Process, within  [*] after receipt thereof, and will consult with Anterios before responding to each such communication. In such case; Anterios will make every effort to act expediently in approving draft correspondence so that Manufacture meets its deadline for response to any Authority. Manufacturer will provide Anterios with a copy of its final responses within  [*] after submission thereof.

5.6                               Waste Disposal.   The generation, collection, storage, handling, transportation, movement and release of hazardous materials and waste generated in connection with the Services will be the responsibility of Manufacturer at Manufacturer’s sole cost and expense. Without limiting other applicable requirements, Manufacturer will prepare, execute and maintain, as the generator of waste, all licenses, registrations, approvals, authorizations, notices, shipping documents and waste manifests required under Applicable Law.

5.7                               Safety Procedures.   Manufacturer will be solely responsible for implementing and maintaining health and safety procedures for the performance of Services and for the handling of any materials or hazardous waste used in or generated by the Services. Manufacturer, in consultation with Anterios, will develop safety and handling procedures for API/Drug Substance and Product; provided, however, that Anterios will have no responsibility for Manufacturer’s health and safety program. Notwithstanding anything to the contrary in this Agreement, Manufacturer may at its sole discretion, determine that an API/drug substance and/or Product cannot be safely handled and/or stored at its Facility and as a result may terminate this Agreement or a Work Order in accordance with the terms in Section 14 of this Agreement.

5.8                         Technology Transfer. If Anterios elects to Manufacture Product, or to have Product Manufactured by a third party, then Manufacturer will provide to Anterios, or its designee, all Manufacturing information, including, without limitation, documentation, technical assistance, materials and cooperation by appropriate employees of Manufacturer as Anterios or its designee may reasonably require in order to Manufacture Product. It is expressly understood and agreed to by Anterios that no third party, who in the sole opinion of Manufacturer operating in good faith, is considered to be a direct competitor of Manufacturer, shall be allowed to enter the Facility. The cost of routine reporting and transfer of documentation is included in charges specified in the Work Orders and no additional fees will apply and if no such fees are set forth in the applicable Work Order, Manufacturer’s then-prevailing standard fees and rates shall apply. In addition, to the extent not included as “routine”, the Manufacturer will provide Anterios one copy of all documentation of developed analytical methods and experimental data at no additional cost to Anterios. To the extent additional materials and services are requested by Anterios, Anterios will compensate Manufacturer for such assistance at the hourly-rate(s) set forth in the applicable Work Order, or such other reasonable rate(s) as the parties may agree to in writing.

6.                                   Testing and Acceptance Process.

6.1                               Testing by Manufacturer.  The Product to be Manufactured under this Agreement will be Manufactured in accordance with cGMP, unless otherwise stated in the Work Order, and the Manufacturing Process approved by Anterios. Each Batch of Product will be sampled and tested in accordance with the Specifications and the Quality Agreement.

6.2                               Provision of Records.   If, based upon such tests, a Batch of Product conforms to the Specifications and was Manufactured according to cGMP (if applicable) and the Manufacturing Process, then a Certificate of Compliance will be completed and approved by the quality assurance department of Manufacturer. This Certificate of Compliance, a Certificate of Analysis, the Specifications, and a complete and accurate copy of the Batch records (collectively, the “Batch Documentation”) for each Batch of Product will be delivered to Anterios by a reputable overnight courier or by registered or certified mail, postage prepaid, return receipt required to verify delivery date. Upon request, Manufacturer will also deliver to Anterios all raw data, reports, authorizations, certificates, methodologies, raw material specifications, SOPs, standard test methods, and other documentation in the possession or under the control of Manufacturer relating to the Manufacture of each Batch of Product. If Anterios has not received all such Batch Documentation at the time of receipt of the Batch, Anterios will notify Manufacturer in writing. If Anterios requires a reasonable number of additional copies of such Batch Documentation, these will be provided by Manufacturer to Anterios at cost.

6.3                               Review of Batch Documentation; Acceptance.   Anterios will review the Batch Documentation for each Batch of Product and may test samples of the Batch of Product against the Specifications. Anterios will notify Manufacturer in writing of its acceptance or rejection of such Batch within [*] of receipt of the complete Batch Documentation relating to such Batch. During this review period, the parties agree to respond promptly, but in any event within [*] , to any reasonable inquiry or request for a correction or change by the other party with respect to such Batch Documentation. Anterios has no obligation to accept a Batch if such Batch does not comply with the Specifications and/or was not Manufactured in compliance with cGMP (if applicable) or the Manufacturing Process.

6.4                               Disputes.   In case of any disagreement between the parties as to whether Product conforms to the applicable Specifications or cGMP (if applicable), the quality assurance representatives of the parties will attempt in good faith to resolve any such disagreement and Anterios and Manufacturer will follow their respective SOPs to determine the conformity of the Product to the Specifications and cGMP (if applicable). If the foregoing discussions do not resolve the disagreement in a reasonable time (which will not exceed  [*] ), a representative sample of such Product will be submitted to an independent testing laboratory mutually agreed upon by the parties for tests and final determination of whether such Product conforms with such Specifications. The laboratory must meet cGMP (if applicable), be of recognized standing in the industry, and consent to the appointment of such laboratory will not be unreasonably withheld or delayed by either party. Such laboratory will use the test methods contained in the applicable Specifications.  Absent manifest error, the determination of conformance by such laboratory with respect to all or part of such Product will be final and binding on the parties. The fees and expenses of the laboratory incurred in making such determination will be paid by the party against whom the determination is made.

6.5                               Product Non-Compliance and Remedies. If a Batch of Product fails to conform to the Specifications due to the actions or omissions of Manufacturer, or was not Manufactured in compliance with cGMP (if applicable) or the Manufacturing Process, then Manufacturer will, at Anterios’ sole option:

(a)                                 refund in full the fees and expenses paid by Anterios for such Batch, including the costs of Anterios Materials used in the Manufacture of such Batch; or

(b)                                 at Manufacturer’s cost and expense, including the costs of Anterios Materials used in the Manufacture of such Batch, produce a new Batch of Product as soon as reasonably possible; or

(c)                                  Rework or Reprocess the Product, at Manufacturer’s cost and expense, so that the Batch can be deemed to have been Manufactured in compliance with cGMP (if applicable) and the Manufacturing Process, and to conform to Specifications.

Moreover, Manufacturer will promptly undertake an investigation and the parties will meet to discuss, evaluate and analyze the reasons for and implications of the failure to comply with cGMP (if applicable) and/or the Manufacturing Process and will decide whether to proceed with or to amend the applicable Work Order via a Change Order, or to terminate such Work Order.

6.6                               Disposition of Non-Conforming Product.  The ultimate disposition of non- conforming Product will be the responsibility of Manufacturer and at Manufacturer’s expense, provided that the non-conformance is due to the actions or omissions of Manufacturer.

7.                                      Shipping and Delivery.

7.1                               Shipping; Delivery.   Manufacturer agrees not to ship Product to Anterios or its designee until it has received a written approval to release and ship from Anterios; provided however, Manufacturer may invoice Anterios for the applicable Product according to the terms of Section 8.3 of this Agreement whether or not such Product is stored by Manufacturer pursuant to this Section 7.1. Manufacturer agrees to store, under reasonable commercial storage conditions, Product intended for Phase I or Phase II clinical trials pursuant to the terms of the Work Order and Applicable Laws at no additional cost until the date on which Anterios requests that Manufacturer makes available for delivery such Product, or (ii) the second annual anniversary of the release; provided however, Manufacturer will not charge Anterios for any product being stored by Manufacturer for the purposes of stability testing or sample retention pursuant to a Work Order. Thereafter, if requested, Manufacturer will continue to store Product and charge Anterios the Manufacturer’s then-prevailing reasonable rates for storage. For Product intended for Phase III clinical trials or for commercial sale, Manufacturer will store such Product for [*] at no charge to Anterios and if requested, Manufacturer will continue to store Product for Anterios and charge Anterios the Manufacturer’s then-prevailing reasonable rates for storage. In instances of Manufacturer’s gross negligence, willful misconduct or breach of this Agreement, Manufacturer’s sole liability, if any, shall be limited to reimbursing, recompensing or indemnifying Anterios for an amount equal to the cost to Anterios of Manufacturer’s Services that were performed in connection with such destroyed, damaged or lost Product. In all other instances, Anterios shall bear the risk of loss for such Product while stored by Manufacturer. When notified to do so by Anterios, Manufacturer will deliver each Batch FCA (Incoterms 2000) Manufacturer’s Facility, (a) on the delivery date specified by Anterios in such notice and addressed to the destination designated by Anterios in writing, and (b) in accordance with the instructions for shipping and packaging specified by Anterios in the applicable Work Order, batch record, study protocol or as otherwise agreed to by the parties in writing. A bill of lading will be furnished to Anterios with respect to each shipment. Anterios will bear all costs of further transportation and all risk of delay, or damage in transit as well as the cost of all appropriate insurance. Anterios shall choose a suitable carrier for each shipment of Product beyond Manufacturer’s loading dock.

7.2                               Shipping Packaging and Shipping Conditions.   Responsibilities are defined in the Quality Agreement.

8.                                      Price and Payments.

8.1                               Price.   The price of Product and/or the fees for the performance of Services will be set forth in the applicable Work Order and will be based on the information provided by Anterios to Manufacturer at the time that Manufacture provides such price. Anterios understands and agrees that in the event that such information changes in any material manner, Manufacturer shall have the right to provide a new price (increase or decrease as the case may be) to Anterios and such new price, once agreed to in writing by Anterios, shall be incorporated into the applicable Work Order. If Anterios does not agree to any such proposed price increase, it shall be entitled to cancel the applicable Work Order.

8.2                               Purchase Price Adjustment

(a)                                 Manufacturer shall be entitled to immediately adjust the price of a Batch and/or unit price for a Product where any special, one-time increase in raw material and/or packaging component costs increases the total unit price for a Batch or Product by more than [*] percent [*]; provided however, that Manufacturer shall only be entitled to adjust the price to account for such increase in raw material and/or packaging component cost. Manufacturer shall provide sufficient documentation to support any unit price adjustment in accordance with this Section. Such one-time raw material and/or packaging component cost increases shall be excluded from the review and adjustment of unit prices set forth in Section 8.2(b), below.

(b)                                 During the Term of this Agreement, the unit price of each Product or Batch may be adjusted once during each calendar year (unless adjusted previously in accordance with Section 8.2(a) above) by the actual increase or decrease in the costs of raw materials, packaging components, labor, overhead, utilities or Equipment used for the Product or other appropriate economic factors agreed to by the Parties. Each party shall notify the other party in writing of any requested adjustment in the unit price for a Product and provide documentation supporting such request. Manufacturer and Anterios shall mutually agree upon such adjustment and neither party shall unreasonably withhold their consent to the price adjustment. Manufacturer shall provide sufficient documentation to support any unit price adjustment in accordance with this Section. Any adjustment in unit price shall become effective [*] following a party’s request for adjustment pursuant to this Section. If the parties are unable to agree as to the adjustment of the unit price within such [*], then the unit price of a Product or Batch may be adjusted by Manufacturer provided such adjustment does not exceed the Pharmaceutical Producers Price Index published by the United States Bureau of Labor Statistics (www.bls.gov; pcu# 325412325412) for the prior  [*] period. Notwithstanding anything to contrary herein, any adjustment made in accordance with this Section 8.2(b) shall only be based upon costs that were not previously used in adjustments made in accordance with Section 8.2(a).

8.3                            Invoice.

(a)                                 Batches: For the manufacture of all Batches (including, without limitation, training batches, placebo batches, cream batches, product batches for safety testing, and cGMP product batches), on receipt of a Work Order authorized by Anterios for a Batch,  [*] of the charge for each task to be initiated in the Work Order will be invoiced by Manufacturer at the time of each task’s initiation; the remaining charge will be invoiced on successful completion of the task covered in the Work Order. Payment of all undisputed charges will be made by Anterios within [*] of receiving an invoice from Manufacturer.

(b)                                 Services other than Manufacturing:  Manufacturer will invoice Anterios on an “as-incurred basis” for all Services (including but not limited to all validation and stability testing work) other than the Manufacture of Product that are rendered pursuant to a mutually agreed-to Work Order. Payment of all undisputed charges will be made by Anterios within [*] of receiving an invoice from Manufacturer.

(c)                                  Volume Discounts:  Manufacturer and Anterios agree to negotiate in good faith discounts off of future work based on the aggregate dollar volume invoiced to Anterios by Manufacturer.

8.4                               Payments.   Anterios will make all payments pursuant to this Agreement by check or wire transfer to a bank account designated in writing by Manufacturer. All payments under this Agreement will be made in United States Dollars. Payment of undisputed invoices will be due [*] after receipt of the invoice by Anterios.

8.5                               Financial Records.  Manufacturer will keep accurate records of all Services performed and amounts invoiced, and, upon the request of Anterios, will permit Anterios or its duly authorized agents to examine such records during normal business hours for the purpose of verifying the correctness of all such calculations.

8.6                               Taxes.   Duty, sales, use, or excise taxes imposed by any governmental entity that apply to the provision of Services will be borne by Anterios (other than taxes based upon the income of Manufacturer).

9.                                      Intellectual Property Rights.

9.1                               Anterios Technology.   All rights to and interests in Anterios Technology will remain solely in Anterios and no right or interest therein is transferred or granted to Manufacturer. Manufacturer acknowledges and agrees that it does not acquire a license or any other right to Anterios Technology except for the limited purpose of carrying out its duties and obligations under this Agreement and that such limited, non-exclusive, license will expire upon the completion of such duties and obligations or the termination or expiration of this Agreement, whichever is the first to occur.

9.2                               Manufacturer Technology.   All rights to and interests in Manufacturer Technology will remain solely in Manufacturer and no right or interest therein is transferred or granted to Anterios. Anterios acknowledges and agrees that it will not acquire a license or any other right to Manufacturer Technology except as otherwise set forth in this Agreement.

9.3                               Improvements.    Manufacturer agrees that all Improvements (other than Improvements to Manufacturer Technology) will be the sole and exclusive property of Anterios and are hereby assigned to Anterios (or its designee) without additional compensation to Manufacturer. Manufacturer will take such steps as Anterios may reasonably request (at Anterios’ expense) to vest in Anterios (or its designee) ownership of the Improvements.

9.4                               Non-Exclusive License.   Manufacturer hereby grants to Anterios a non-exclusive, perpetual, fully paid-up, worldwide license, with the right to sub-license, under the Manufacturer Technology used by Manufacturer hereunder, and under the Improvements to Manufacturer Technology, to Manufacture Product, or to have Product Manufactured by a third party.

9.5                               Patent Filings.   Anterios will have the exclusive right and option, but not the obligation, to prepare, file, prosecute, maintain and defend at its sole expense, any patents that claim and/or cover the Improvements. If Anterios declines to file and prosecute any patent applications, or maintain any patents relating to Improvements, it will give Manufacturer reasonable notice to this effect and, thereafter, Manufacturer may, upon written notice to Anterios, file and prosecute such patent applications and/or maintain such patents, in the name of Anterios and at Manufacturer’s sole expense.

10.                               Confidentiality.

10.1                        Definition. As used in this Agreement, “Confidential Information” means any scientific, technical, trade or business information which is given by one party to the other either prior to or after the Effective Date and which is treated by the disclosing party as confidential or proprietary or is developed by one party for the other under the terms of this Agreement. The disclosing party will, to the extent practical, use reasonable efforts to label or identify as confidential, at the time of disclosure all such Confidential Information that is disclosed in writing or other tangible form. Confidential Information of Manufacturer includes, but is not limited to, Manufacturer Technology, whether or not labeled confidential. Confidential Information of Anterios includes, but is not limited to, Anterios Technology and Improvements, whether or not labeled confidential.

10.2                        Obligations. Each party agrees (a) to keep confidential the Confidential Information of the other party, (b) not to disclose the other party’s Confidential Information to any third party without the prior written consent of such other party, and (c) to use such Confidential Information only as necessary to fulfill its obligations or in the reasonable exercise of rights granted to it under this Agreement; provided, however, that the foregoing obligations shall not apply to Confidential Information that is (i) in possession of the receiving party at the time of disclosure, as reasonably demonstrated by written records and without obligation of confidentiality, (ii) later becomes part of the public domain through no fault of the receiving party, (iii) received by the receiving party from a third party without obligation of confidentiality, or (iv) developed independently by the receiving party as evidenced in writing without use of, reference to, or reliance upon the disclosing party’s Confidential Information by individuals who did not have access to Confidential Information. Notwithstanding the foregoing, a party may disclose Confidential Information of the other party to its Affiliates, and to its and their directors, employees, consultants, and agents in each case who have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restriction on use, and disclose Confidential Information of the other party to the extent such disclosure is required to comply with Applicable Law or the rules of any stock exchange or listing entity, or to defend or prosecute litigation; provided, however, that the receiving party provides prior written notice of such disclosure to the disclosing party and takes reasonable and lawful actions to avoid or minimize the degree of such disclosure. Moreover, Anterios may disclose Confidential Information of Manufacturer relating to the Development and/or Manufacture of Product to entities with whom Anterios has (or may have) a marketing and/or development collaboration or to bona fide actual or prospective underwriters, investors, lenders or other financing sources or to potential acquirers of the business to which this Agreement relates, and who in each case have a specific need to know such Confidential Information and who are bound by a like obligation of confidentiality and restrictions on use.

10.3                        Public Statements. Except to the extent required by Applicable Law or the rules of any stock exchange or listing entity, neither party will make any public statements or releases concerning this Agreement or the transactions contemplated by this Agreement, or use the other party’s name in any form of advertising, promotion or publicity, without obtaining the prior written consent of the other party, which consent will not be unreasonably withheld or delayed.

11.                               Representations and Warranties.

11.1                      Manufacturer’s Representations and Warranties. Manufacturer represents and warrants to Anterios that:

(a)                                      it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights of any kind held by other parties, private or public, inconsistent with the provisions of this Agreement;

(b)                                      the Services will be performed with requisite care, skill and diligence, in accordance with Applicable Law and industry standards, and by individuals who are appropriately trained and qualified;

(c)                                       to the best of its knowledge, the Services will not infringe the intellectual property rights of any third party and it will promptly notify Anterios in writing should it become aware of any claims asserting such infringement;

(d)                                      at the time of delivery to Anterios, the Product Manufactured under this Agreement (i) will have been Manufactured in accordance with cGMP (if applicable) and all other Applicable Law, the Manufacturing Process, the applicable Quality Agreement, and Specifications, and (ii) will not be adulterated or misbranded under the FDCA or other Applicable Law; and

(e)                                       it has not been debarred, nor is it subject to a pending debarment, and that it will not knowingly use in any capacity in connection with the Services any person who has been debarred pursuant to section 306 of the FDCA, 21 U.S.C. § 335a, or who is the subject of a conviction described in such section. Manufacturer agrees to notify Anterios in writing immediately if Manufacturer or any person who is performing Services is debarred or is the subject of a conviction described in section 306, or if any action, suit, claim, investigation, or proceeding is pending, or to the best of Manufacturer’s knowledge, is threatened, relating to the debarment or conviction of Manufacturer or any person performing Services.

11.2                        Anterios Representations and Warranties.   Anterios represents and warrants to Manufacturer that:

(a)                                it has the full power and right to enter into this Agreement and that there are no outstanding agreements, assignments, licenses, encumbrances or rights held by other parties, private or public, inconsistent with the provisions of this Agreement, and

(b)                                to the best of its knowledge, the use of Anterios Technology as contemplated in the Services will not infringe the intellectual property rights of any third party and that it will promptly notify Manufacturer in writing should it become aware of any claims asserting such infringement.

(c)                                 The Specifications will, to the best of Anterios’ knowledge, conform to all Applicable Laws and will continue to so conform during the term of this Agreement,;

(d)                                All Product delivered to Anterios by Manufacturer will be held, used and/or disposed of by Anterios in material compliance with all Applicable Laws; and

(e)                                 Anterios will materially comply with all Applicable Laws in the performance of its obligations under this Agreement and its use of any materials or Product provided by Manufacturer under this Agreement.

11.3                        Disclaimer of Other Representations and Warranties. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT.

12.                               Indemnification.

12.1                        Indemnification by Manufacturer. Manufacturer will indemnify, defend and hold harmless Anterios, its Affiliates and their respective officers, directors, employees and agents (each a “Anterios Indemnitee”) from and against any and all losses, damages, liabilities or expenses (including reasonable attorneys fees and other costs of defense) (collectively, “Losses”) in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Anterios Indemnitee by any third party based on, arising out of, or resulting from, any (a) breach by Manufacturer of its representations, warranties or covenants under this Agreement, or (b) negligent act or omission or the willful misconduct of any Manufacturer Indemnitees in performing obligations under this Agreement.

12.2                   Indemnification by Anterios. Anterios will indemnify, defend and hold harmless Manufacturer, its Affiliates and their respective officers, directors, employees and agents (each a “Manufacturer Indemnitee”) from and against any and all Losses in connection with any and all actions, suits, claims or demands that may be brought or instituted against any Manufacturer Indemnitee by any third party based on, or arising out of, or resulting from (a) the use of the Product, except to the extent that such Losses are within the scope of the indemnification obligation of Manufacturer under Section 12.1, (b) any breach by Anterios of its representations, warranties or covenants under this Agreement, or (c) any negligent act or omission or the willful misconduct of any Anterios Indemnitees in performing obligations under this Agreement.

12.3                   Procedures. Each party agrees to notify the other party within [*] of receipt of any claims made for which the other party might be liable under Section 12.1 or 12.2, as the case may be. Subject to Section 12.4, the indemnifying party will have the right to defend, negotiate, and settle such claims. The party seeking indemnification will provide the indemnifying party with such information and assistance as the indemnifying party may reasonably request, at the expense of the indemnifying party. The parties understand that no insurance deductible will be credited against losses for which a party is responsible under this Section 12.

12.4                   Settlement.  Neither party will be responsible or bound by any settlement of any claim or suit made without its prior written consent; provided, however, that the indemnified party will not unreasonably withhold or delay such consent. If a settlement contains an absolute waiver of liability for the indemnified party, and each party has acted in compliance with the requirements of Section 12.3, then the indemnified party’s consent will be deemed given. Notwithstanding the foregoing, Manufacturer will not agree to settle any claim on such terms or conditions as would impair Anterios’ ability or right to Manufacture, market, sell or otherwise use Product, or as would impair Manufacturer’s ability, right or obligation to perform its obligations under this Agreement.

12.5                   Limitation of Liability. NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN NO EVENT WILL EITHER PARTY BE LIABLE FOR ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY. THIS LIMITATION WILL APPLY EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE; PROVIDED, HOWEVER, THAT THIS LIMITATION WILL NOT APPLY TO DAMAGES RESULTING FROM BREACHES BY A PARTY OF ITS DUTY OF CONFIDENTIALITY AND NON-USE IMPOSED UNDER SECTION 10 OR ITS INDEMNIFICATION OBLIGATIONS UNDER THIS SECTION 12.

13.                               Insurance. Each party shall maintain during the term of this Agreement policies of insurance in the amounts and of the types reasonably appropriate for the conduct of their respective businesses. Each party shall, upon request, provide the other party with a certificate from an insurance carrier demonstrating that such appropriate insurance coverage is in place and setting forth the type and policy limits of such insurance policies.

14.                               Term and Termination.

14.1                        Term. This Agreement will take effect as of the Effective Date and, unless earlier terminated pursuant to this Section 14, will expire on the later of (a)  [*] from the Effective Date, or (b) the completion of Services under the last Work Order executed by the parties prior to the [*] anniversary of the Effective Date. The term of this Agreement may be extended continuously for additional [*] periods upon mutual written agreement at least [*] prior to the expiration of the then current term.

14.2                        Termination by Anterios.   Anterios will have the right, in its sole discretion, to terminate this Agreement and/or any Work Order (a) upon [*] prior written notice to Manufacturer, or (b) immediately upon written notice if (i) in Anterios’ reasonable judgment, Manufacturer (1) is or will be unable to perform the Services except for a force majeure pursuant to Section 14.3 (c) of this Agreement and/or Section 15.2 of this Agreement, or (2) does not perform the Services in accordance with the Quality Agreement, or (3) is unable to perform the Services in accordance with the agreed upon timeframe and/or budget set forth in the applicable Work Order.

14.3                        Termination by Manufacturer.   Manufacturer will have the right, in its sole discretion, to terminate this Agreement and/or any Work Order (a) upon [*] prior written notice to Anterios, or (b) immediately if Anterios (1) does not fully reimburse Manufacturer pursuant to Section 8.2 of this Agreement or (2) does not perform its obligations in accordance with the Quality Agreement, or (3) pursuant to section 5.7 of this Agreement.

14.4                        Termination by Either Party.   Either party will have the right to terminate this Agreement or any signed Work Orders that are pending by written notice to the other party, upon the occurrence of any of the following:

(a)                            the other party files a petition in bankruptcy, or enters into an agreement with its creditors, or applies for or consents to the appointment of a receiver or trustee, or makes an assignment for the benefit of creditors, or becomes subject to involuntary proceedings under any bankruptcy or insolvency law (which proceedings remain undismissed for [*] );

(b)                            the other party fails to start and diligently pursue the cure of a material breach of this Agreement within [*] after receiving written notice from the other party of such breach; or

(c)                                  a force majeure event that will, or continues to, prevent performance (in whole or substantial part) of this Agreement or any pending Work Order for a period of at least [*]. In the case of a force majeure event relating to a pending Work Order, the right to terminate will be limited to such Work Order.

(d)                                 Either party fails to obtain or maintain any material governmental licenses or approvals required in connection with the Services

(e)                                  Either party commits fraud or other crimes, or is cited by the FDA or other Authorities for violations of applicable regulations by either party or its employees, or materially violates the terms of this Agreement, including but not limited to specifically the Confidentiality and Non-Publicity provisions

14.5                   Effect of Termination. In addition to any other rights either party may have pursuant to this Agreement, at law or in equity upon termination of this Agreement for reasons other than a breach of this Agreement by Manufacturer, Anterios agrees that in the event that either party exercises any right to terminate this Agreement pursuant to this Section 14, that Anterios shall pay Manufacturer the price for all finished Product and Services, and in process Product and Services (it being understood that such price will reflect, on a pro-rata basis, work performed and non-cancelable out-of-pocket expenses incurred by Manufacturer with respect to the Manufacture of Product, performance of Services, and/or such in-process Product or Services) and reimburse Manufacturer for the costs of materials and components which were ordered good faith in order to comply with its obligations under this Agreement, plus a [*] administration fee. Manufacturer will, upon receipt of a termination notice from Anterios, promptly cease performance of the applicable Services and will take all reasonable steps to mitigate the out-of-pocket expenses incurred in connection therewith. In particular, Manufacturer will use reasonable commercial efforts to:

(a)                                 immediately cancel, to the greatest extent possible, any third party obligations;

(b)                                 promptly inform Anterios of any irrevocable commitments made in connection with any pending Work Order(s) prior to termination;

(c)                                  cooperate with Anterios to return inventory that are related to any pending Work Order where applicable and feasible, with freight and restocking fees to be at the expense of Anterios, provided that Anterios will have the option, but not the obligation, to take possession of any such materials;

(d)                                 promptly inform Anterios of the cost including any administration fees, of any remaining unused, unreturnable materials ordered pursuant to any pending Work Order(s), and either deliver such materials to Anterios (or its designee) or properly dispose of them, as instructed by Anterios; and

(e)                                  perform only those services and activities mutually agreed upon by Anterios and Manufacturer as being necessary or advisable in connection with the closeout of any pending Work Order(s).

Anterios shall make payment to Manufacturer for all amounts described in this Section 14, subject to and in accordance with the terms hereof, within [*] from the date of invoice.

14.6                   Return of Materials/Confidential Information. Upon the expiration or termination of this Agreement, each party will promptly return all Confidential Information of the other party that it has received pursuant to this Agreement. Manufacturer will also promptly return all Anterios Materials, Anterios Equipment, retained samples, data, reports and other property, information and/or know-how in recorded form that was provided by Anterios, or developed in the performance of the Services, that are owned by or licensed to Anterios, except that each party may retain one copy of the Confidential Information in its legal files for the sole purpose of complying with or evidencing its obligations under this Agreement.

14.7                   Payment Reconciliation. Within [*] after the close-out of a Work Order, Manufacturer will provide to Anterios a written itemized statement of all work performed by it in connection with the terminated Work Order, an itemized breakdown of the costs associated with that work, and a final invoice for that Work Order.

In the event that Anterios elects to cancel a Task once it has commenced for reasons other than those listed in Section 14.2(b) related to that or another Task, and, in the event that such cancellation occurs prior to the point where the costs incurred and payment for services rendered is less than [*] of the entire cost of such cancelled Task, Manufacturer may elect to charge Anterios for an amount up to [*] of the entire cost of such Task which amount shall include payment for costs incurred and services rendered.

14.8                   Survival. Expiration or termination of this Agreement for any reason will not relieve either party of any obligation accruing prior to such expiration or termination. Further, the provisions of Sections 1, 2.3, 4, 5.2(c), 5.2(d), 5.4, 5.5, 5.6, 5.7, 5.8, 6, 9 through 13, 14.4, 14.5, 14.6, 14.7, 14.8 and 15, and the provisions of the applicable Quality Agreement will survive any termination or expiration of this Agreement.

15.                          Miscellaneous.

15.1                        Independent Contractor. All Services will be rendered by Manufacturer as an independent contractor and this Agreement does not create an employer-employee relationship between Anterios and Manufacturer. Manufacturer will not in any way represent itself to be a partner or joint venturer of or with Anterios.

15.2                        Force Majeure.  Except as otherwise expressly set forth in this Agreement, neither party will have breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected party, including, without limitation, fire, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, acts of God, or acts, omissions, or delays in acting, by any governmental authority, and the unavailability of materials due to shortages not resulting from an action or omission of Manufacturer (“force majeure”). The party affected by any event of force majeure will promptly notify the other party, explaining the nature, details and expected duration thereof. Such party will also notify the other party from time to time as to when the affected party reasonably expects to resume performance in whole or in part of its obligations under this Agreement, and to notify the other party of the cessation of any such event. A party affected by an event of force majeure will use its reasonable efforts to remedy, remove, or mitigate such event and the effects thereof with all reasonable dispatch. If a party anticipates that an event of force majeure may occur, such party will notify the other party of the nature, details and expected duration thereof. Upon termination of the event of force majeure, the performance of any suspended obligation or duty will promptly recommence.

15.3                        Notices. All notices must be written and sent to the address or facsimile number identified below or in a subsequent notice. All notices must be given (a) by personal delivery, with receipt acknowledged, (b) by facsimile followed by hard copy delivered by the methods under (c) or (d), (c) by prepaid certified or registered mail, return receipt requested, or (d) by prepaid recognized next business day delivery service. Notices will be effective upon receipt or at a later date stated in the notice.

If to Manufacturer, to:

QuaDPharma

11342 Main St.

Clarence, NY, 14031

Attn: CEO

(P:) 716-418-7273

If to Anterios, to:

Anterios, Inc.

142 West 57th St (Suite 4A)

New York, NY 10019

Attn: President and CEO

Phone: 212.303.1683

Fax: 212.752.3633

15.4                   Assignment. This Agreement may not be assigned or otherwise transferred by either party without the prior written consent of the other party; provided, however, that Anterios may, without such consent, but with notice to the Manufacturer, assign this Agreement, in whole or in part, (a) in connection with the transfer or sale of all or substantially all of its assets or the line of business or Product to which this Agreement relates, (b) to a successor entity or acquirer in the event of a merger, consolidation or change of control, or (c) to any Affiliate. Any purported assignment in violation of the preceding sentence will be void. Any permitted assignee will assume the rights and obligations of its assignor under this Agreement.

15.5                   Entire Agreement. This Agreement, including the attached Appendices and any fully-signed Work Orders, each of which are incorporated herein, constitute the entire agreement between the parties with respect to the specific subject matter hereof and all prior agreements with respect thereto are superseded including, but not limited to the Confidential Disclosure Agreement between the parties dated January 8, 2010, with respect thereto are superseded. Each party hereto confirms that it is not relying on any representations or warranties of the other party except as specifically set forth herein.

15.6                   No Modification. This Agreement and and/or any Work Order or Quality Agreement may be changed only by a writing signed by authorized representatives of both parties.

15.7                   Severability; Reformation.  Each provision in this Agreement is independent and severable from the others, and no restriction will be rendered unenforceable because any other provision may be invalid or unenforceable in whole or in part. If the scope of any restrictive provision in this Agreement is too broad to permit enforcement to its full extent, then such restriction will be reformed to the maximum extent permitted by law.

15.8                   Governing Law. This Agreement will be construed and interpreted and its performance governed by the laws of the State of New York, U.S.A., without regard to any choice of law principle that would dictate the application of the law of another jurisdiction. The application of the 1980 United Nations Convention on Contracts for the International Sale of Goods is hereby specifically excluded.

15.9                   Waiver. No waiver of any term, provision or condition of this Agreement in any one or more instances will be deemed to be or construed as a further or continuing waiver of any other term, provision or condition of this Agreement. Any such waiver, extension or amendment will be evidenced by an instrument in writing executed by an officer authorized to execute waivers, extensions or amendments.

15.10            Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.

15.11            Headings.  This Agreement contains headings only for convenience and the headings do not constitute or form a part of this Agreement, and should not be used in the construction of this Agreement.

15.12            No Benefit to Third Parties.  The representations, warranties, covenants and agreements set forth in this Agreement are for the sole benefit of the parties hereto and their successors and permitted assigns, and they will not be construed as conferring any rights on any other persons.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first above written.

ANTERIOS, INC.			QuaDPharma

By:	/s/ Jon Edelson	By:	/s/ Stephen A. Panaro

Print		Print
Name:	Jon Edelson, MD	Name:	Stephen A. Panaro, Ph.D.

Title:	CEO and President	Title:	President and CEO
	duly authorized		duly authorized

Date:	08/22/2011	Date:	08/17/2011